News Release	For Immediate Release

Contact: Jeff Laudin	April 7, 2010
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Industries, Inc. Announces Pricing of
$300 Million of Senior Notes

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure and mechanized irrigation equipment for agriculture and a provider of coating services, announced today that it has successfully priced a $300 million underwritten public offering of its 6.625% senior notes due 2020.

The Company will pay interest on the notes semi-annually on April 20th and October 20th of each year, beginning on October 20, 2010.  The notes will be fully and unconditionally guaranteed by the same Company subsidiaries that guarantee its revolving credit facility. Valmont intends to use the net proceeds from the sale of the notes to finance the pending acquisition of Delta, plc. If the proposed acquisition is not completed, Valmont intends to use the net proceeds for general corporate purposes, including debt repayment. The offering is expected to close on April 12, 2010, subject to customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Credit Suisse Securities (USA) LLC and Banc of America Securities LLC are the joint bookrunning managers of the offering.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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